Exhibit 2.3

AGREEMENT AND PLAN OF MERGER

OF

SERACARE LIFE SCIENCES, INC.

(a California corporation)

AND

SERACARE REORGANIZATION COMPANY, INC.

(a Delaware corporation)

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into on May 17, 2007 by SeraCare Life Sciences, Inc. (“SeraCare California”), a business corporation of the State of California, and SeraCare Reorganization Company, Inc. (“SeraCare Delaware”), a business corporation of the State of Delaware, pursuant to the order of the United States Bankruptcy Court of the Southern District of California confirming the First Amended Joint Plan of Reorganization of the Debtor and the Ad Hoc Committee, as modified, of SeraCare California, Bankr. S.D. Cal. No. 06-510 (the “Joint Plan”).

WHEREAS, the total number of shares of stock which SeraCare Delaware has authority to issue is 40,000,000, of which 35,000,000 are of common stock of a par value of $.001 each, and 5,000,000 of which are of preferred stock of a par value of $.001 each;

WHEREAS, the California Corporations Code permits a merger of a business corporation of the State of California with and into a business corporation of another jurisdiction; and

WHEREAS, the General Corporation Law of the State of Delaware (the “DGCL”) permits the merger of a business corporation of another jurisdiction with and into a business corporation of the State of Delaware;

NOW, THEREFORE, in consideration of the foregoing and pursuant to the Joint Plan, SeraCare California and SeraCare Delaware hereby agree as follows:

1. Upon the execution of this Agreement and the filing of a Certificate of Merger with the Secretary of State of the State of Delaware (the “Effective Time”), SeraCare California and SeraCare Delaware shall, pursuant to the provisions of the California Corporations Code, including, but not limited to, Sections 1400-1403 and 1408(d), and pursuant to the provisions of the DGCL, including, but not limited to, Section 303, be merged with and into a single corporation (the “Merger”), to wit, SeraCare Delaware, which shall be the surviving corporation from and after the Effective Time, and which is sometimes hereinafter referred to as the “Surviving Corporation”, and which shall thereafter exist as said Surviving Corporation under the name of “SeraCare Life Sciences, Inc., a Delaware corporation”, pursuant to the provisions of the DGCL. The separate existence of SeraCare California, which is sometimes hereinafter referred to as the “Terminating Corporation,” shall cease at the Effective Time in accordance with the provisions of the California Corporations Code.

2. Pursuant to the terms of the Joint Plan, the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of SeraCare Life Sciences, Inc., a Delaware corporation, attached as Exhibit A hereto, and will continue in full force and effect until thereafter amended in accordance with the DGCL.

3. Pursuant to the terms of the Joint Plan, the Bylaws of the Surviving Corporation shall be the Amended and Restated Bylaws of SeraCare Life Sciences, Inc., a Delaware corporation, attached as Exhibit B hereto, and will continue in full force and effect until changed, altered or amended as therein provided and in the manner prescribed by the provisions of the DGCL.

4. The directors and officers of the Surviving Corporation in office at the Effective Time shall be the members of the first Board of Directors and the first officers of the Surviving Corporation, as appointed by the Joint Plan, and all of whom shall hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the Amended and Restated Bylaws of the Surviving Corporation.

5. Each issued share of the Terminating Corporation shall, at the Effective Time, convert into one (1) share of the Surviving Corporation. Each share certificate representing shares of the Terminating Corporation which is issued as of the Effective Time shall continue to represent one issued share of the Surviving Corporation, which share certificates shall subsequently be exchanged for new share certificates pursuant to the terms of the Joint Plan and at the direction of the Surviving Corporation.

6. The Surviving Corporation and the Terminating Corporation each agree that they will cause to be executed, filed and recorded any document or documents prescribed by the laws of the State of California and by the laws of the State of Delaware, and that they will cause to be performed all necessary acts within the State of California and the State of Delaware and elsewhere to effectuate the Merger.

7. The Board of Directors and the proper officers of the Terminating Corporation and of the Surviving Corporation are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file, and record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Agreement or of the Merger provided for herein.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement is hereby executed upon behalf of each of the constituent corporations parties hereto as of the date first written above.

SERACARE REORGANIZATION COMPANY, INC., a Delaware corporation

By:	/s/ Gregory A. Gould
Gregory A. Gould
Sole Director

SERACARE LIFE SCIENCES, INC., a California corporation

By:	/s/ Gregory A. Gould
Gregory A. Gould

Exhibit A

CERTIFICATE OF INCORPORATION

OF

SERACARE LIFE SCIENCES, INC.

(A DELAWARE CORPORATION)

A-1

Exhibit B

AMENDED AND RESTATED BYLAWS

OF

SERACARE LIFE SCIENCES, INC.

(A DELAWARE CORPORATION)

B-1